PRIVATE STOCK AND DEBT PURCHASE AGREEMENT
                                  ("Agreement")

         This Agreement is made and entered into this 9th day of February, 2001, by and between MK Global Ventures, MK Global Ventures II and MK GVD Fund (hereinafter referred to as "Sellers") and Mark Rice, or Assignee, (hereinafter referred to as "Purchaser" or "Buyer");

                                   WITNESSETH

         WHEREAS, the Sellers are the record owner and holder of approximately 2,144,822 issued and outstanding shares of Common stock and 8, 483,391 issued and outstanding shares of Preferred Stock (all series), of Hypermedia Communications, Inc., a California corporation (hereinafter referred to as the "Corporation" or "Company"), the shares and series of which are listed hereto on Exhibit A (such shares hereinafter referred to as the "Stock"), and the holder of approximately $7,914,192 in debt instruments of the Company, whether issued or implied, the amount and terms of which are listed hereto on Exhibit B (such debt instruments hereinafter referred to as the "Debt").

         WHEREAS, the Purchaser desires to purchase said Stock and Debt and the Sellers desires to sell said Stock and Debt, upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Richard Landry ("Landry"), the Chief Executive Officer of the Company and Ken Klein ("Klein"), the Chief Financial Officer of the Company have acted as the Sellers' agents in negotiating the terms of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of Stock and Debt aforementioned, it is hereby agreed as follows:

1.       PURCHASE AND SALE

          a. Stock and Debt - Subject to the terms and conditions hereinafter set forth at the closing of the transaction contemplated hereby, the Sellers shall sell, convey, transfer, and deliver to the Purchaser "Assignments" or other acceptable documents representing the Stock or effect an electronic transfer representing such Stock, and the Purchaser shall purchase from the Sellers the Corporation's Stock and Debt in consideration of the purchase price set forth in this Agreement. If in certificate form, the certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer stamps affixed thereto at the expense of the Sellers. Debt assignment documents must be acceptable to the Buyer.

          b. Closing - The closing of the transaction contemplated by this Agreement (the "Closing"), shall be held at a mutually agreed upon location on February 9, 2001 or such other date and location as the parties may otherwise agree.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE: The total consideration and method of payment thereof are fully set our in Exhibit C attached hereto and made a part hereof.

3. INCORPORATION OF DOCUMENTS BY REFERENCE: The following documents (all such documents are referred to herein as the "Incorporated Documents") filed with the Securities and Exchange Commission are incorporated into this Agreement by reference:

          a. The Company's Annual report on Form 10-K for the year ended December 31, 1999;

          b. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

          c. The Company's current reports on Form 8-K filed on October 18, 2000 and December 20, 2000.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as disclosed in Incorporated Documents or the Disclosure Schedule attached hereto as Exhibit D (the "Disclosure Schedule") Sellers hereby warrants and represents:

          a.   Disposition Company, Stock and Debt.

               i. The Sellers are not a party to any agreement, written or oral, creating rights in respect to the Stock or Debt in or to any third person or relating to the voting of the Stock.

               ii. Sellers are the lawful owner of the Stock and Debt, free and clear of all security interests, liens, encumbrances, equities and other charges.

               iii. Sellers confirm Buyer is purchasing 100% of Sellers'
                    interest in the Company. This includes any Company holdings by an affiliate or subordinate entity of Sellers.

               iv. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to purchase or subscribe of any character held by Sellers relating to the Stock or Debt.

               v. Sellers do not know of any liabilities of the Company except for those liabilities disclosed in the Disclosure Schedule and except for those liabilities arising in the ordinary course of business of the Company.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby warrants and represents:

          a.   Disposition Company, Stock and Debt,

               i. The Stock and Debt purchased may or may not represent a control block of the issued and outstanding stock of the Corporation. It is the responsibility and requirement of the Purchaser to comply with the necessary regulatory bodies with regard to the purchase and ownership.

               ii. Stock and Debt to be purchased will be acquired for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The

                    Purchaser further represents there is no contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Stock or Debt purchased.

               iii. The Purchaser represents that it has the full power and authority to enter into this Agreement.

               iv. The Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

               v. The Purchaser will not allow the Company to commence any bankruptcy or insolvency case or proceeding for at least one year following the Closing.

               vi. The Purchaser acknowledges that the Company has in place certain indemnifications agreements and insurance for its current directors and officers, and the Purchaser will not cause the Company to terminate the indemnification agreements or to cancel any fully paid policies of such insurance as such agreements and insurance policies are more fully described in the Disclosure Schedule.

6. REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER. Sellers and Purchaser respectively hereby represent and warrant that there has been no act or omission by Sellers, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the private transaction contemplated hereby.

7. INDEMNITY. Sellers and Purchaser respectively agree to indemnify and hold harmless the other against any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense, directly and indirectly, as a result of any breach or inaccuracy of a representation or warranty made by such Sellers or Purchaser respectively. Purchaser further agrees to indemnify the Sellers from and against any breach by Company of the covenants set forth in 5(a)(v) and 5(a)(vi) above.

8. THIRD PARTY BENEFICIARIES. The Sellers and the Purchaser acknowledge that Landry and Klein are intended third party beneficiaries of the Agreement. Further, the Sellers and the Purchaser acknowledge that Landry and Klein have all remedies provided for in California law to enforce this Agreement, including without limitation, the right to sue the Purchaser for breaches of Purchaser's representations, warranties or covenants contained in this Agreement.

9.   GENERAL PROVISIONS

     a. Entire Agreement - This Agreement (including the exhibits attached hereto) constitutes the entire agreement and supercedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     b. Section and Other Headings. - The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     c. Amendments. - This Agreement may not be altered, modified or amended except pursuant to a written instrument executed by both parties.

     d. Governing Law and Dispute Resolution. - This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Texas. Any dispute, difference or controversy arising under this Agreement and involving the parties shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be held before a single arbitrator, which shall be mutually selected by both parties. Should the parties fail to agree upon an arbitrator, then an arbitrator shall be selected by the American Arbitration Association in accordance with its Commercial Arbitration Association's Commercial Arbitration Rules now in force and hereafter adopted. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out of pocket costs. The arbitrator is specifically authorized to award costs and attorneys' fees to the party prevailing in the arbitration and shall do so in any case in which the arbitrator believes the arbitration was not commenced in good faith.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

FOR SELLERS:
MK Global Ventures

/s/ Michael D. Kaufman                    Date: February 9, 2001
--------------------------------
Print Name: Michael D. Kaufman

MK Global Ventures II

/s/ Michael D. Kaufman                    Date: February 9, 2001
--------------------------------
Print Name: Michael D. Kaufman

MK GVD Fund

/s/ Michael D. Kaufman                    Date: February 9, 2001
--------------------------------
Print Name: Michael D. Kaufman

FOR BUYER:

/s/ Mark Rice                             Date: 9 Feb 01
--------------------------------
Print Name: Mark Rice

                                   EXHIBIT "A"

                        COMPANY STOCK HELD BY THE SELLERS

COMMON STOCK                                2,144,822


PREFERRED STOCK

         SERIES E                           8,064,516
         SERIES F                              82,250
         SERIES G                              50,344
         SERIES H                             177,000
         SERIES J                             169,281
                                              -------
                                            8,483,391

WARRANTS

1,724 shares priced at $2.25 per share with an expiration dated of June 2002

                                   EXHIBIT "B"

                        COMPANY DEBT HELD BY THE SELLERS

Promissory Notes

Amount                     Date
------                     ----
$ 350,000                 September 14, 2000
  350,000                 August 2, 2000
  175,000                 July 31, 2000
  175,000                 July 14, 2000
2,616,689                 June 30, 2000
  200,000                 June 30, 2000
  200,000                 June 15, 2000
  150,000                 May 31, 2000
  250,000                 May 15, 2000
  250,000                 April 28, 2000
  300,000                 April 14, 2000
1,597,502                 March 31, 2000
  300,000                 March 29, 2000
  200,000                 March 14, 2000
  300,000                 February 15, 2000
  300,000                 February 8, 2000
  200,000                 January 18, 2000
 ---------
$7,914,191

Accrued Interest

At December 31, 2000                $642,379

                                   EXHIBIT "C"

                                  CONSIDERATION
                                       AND

                            PAYMENT OF PURCHASE PRICE

1.)      CONSIDERATION

         (a) As consideration for the purchase and sale of the Sellers' Stock and Debt of Hypermedia Communications, Inc., pursuant to Private Stock and Debt Purchase Agreement, the Purchaser shall pay to the Sellers the sum of Seventy-Six Thousand One Hundred Seventy-Two dollars ($76,172.00) USA. Such cash consideration to be referred to in this Agreement as the "Cash Purchase Price".

2.)      PAYMENT

         Total Purchase Price shall be paid and delivered as follows:
         Sixty-Six Thousand One Hundred and Seventy Two Dollars USA
         ($66,172.00) of the Total Purchase Price to the Sellers at the Closing;

         Five Thousand Dollars USA ($5,000.00) of the Total Purchase Price to Richard Landry at the Closing; and

         Five Thousand Dollars USA ($5,000.00) of the Total Purchase Price to Ken Klein at the Closing.

3.)      WIRE INSTRUCTIONS

         The wire instructions for the Total Purchase Price are as follows:

                  Wire Instructions for Sellers
                  Imperial Bank
                  San Jose, CA
                  Routing #122201444
                  Account #0017-059-386

                  Wire instructions for Richard Landry
                  Patelco Credit Union
                  156 Second Street
                  San Francisco, CA 94105
                  Routing # 321076470
                  Account # 113841-11

                                   EXHIBIT "C"

                                   (CONTINUED)

                  Wire Instructions for Ken Klein
                  Patelco Credit Union
                  156 Second Street
                  San Francisco, CA 94105
                  Routing # 321076470
                  Account # 115922-10

                                  EXHIBIT "D"

                              DISCLOSURE SCHEDULE

Assumed Liabilities

Dell Computer Lease

Above Net                           $41,496
Ikon/ICS                             37,928

401(k) Plan

401(k) plan was determined in December without getting a formal IRS determination letter. Assets are being distributed in February 2001. Company will have administrative responsibilities for filing final plans returns. Fox and Fox has been paid to complete the 2000 and 2001 returns.

Indemnification Agreements

Michael Kaufman

Greg Lahann
Dirk Spiers
Richard Landry
Ken Klein

Insurances Policies

Magazine Publishers Liability
National Casualty Company
#LA014891

Directors & Officers Liability
Executive Risk Indemnity
#8166-0470

Employment Practice Liability
Executive Risk Indemnity
#8166-0470

Corporate Fiduciary Liability
Legion Insurance
#LF40625804

Commercial Property/Liability
Federal Insurance
#(00) 3532-28-13